Exhibit 10.10

PERSONNEL POLICY &
	PROCEDURE MANUAL	Ref:	III-8
Subject:	Annual Management Bonus Plan	Date:	11/06/03
POLICY	PINNACLE AIRLINES, INC.	Page:	1 of 4

PURPOSE

It is the policy of Northwest Airlink (Pinnacle Airlines) to reward eligible members of the management team for meeting Personal, Corporate and Operational Unit performance objectives.  The plan sets forth uniform bonus calculation procedures along with specific objectives for the person, the operating unit and overall objectives for the company.

The policy and procedure describes the eligibility requirements, personal, unit and company performance planning and evaluation process, and the payment and administration of the bonus award.

SCOPE	This policy applies to all full time officers and directors of Pinnacle Airlines that are active employees on the date of distribution.

GUIDELINES	GENERAL PROVISIONS

Bonus Eligibility Maximum eligibility for bonus shall be determined by position as follows:

Position	Level IA	Level I	Level II	Level III
Maximum bonus as a % of base salary	40%	30%	20%	10%

The President and CEO will comprise Level IA.  The group of Level I officers will initially include the CFO, and the Chief Operating Officer.  The Level II officers will include the VP of Safety, the VP of Flight Operations, the VP of Customer Service, the VP of Maintenance, the VP of Marketing and the VP of Human Resources.  Level II Directors eligible for bonus include the Director of Maintenance and the Director of Technical Services.  Level III Directors include all other persons at the Director Level.  Persons participating in the Annual Management Bonus Plan may not participate in the City Team Bonus Program.

Effective January 1, 2004, the maximum bonus as a percentage of base salary available at Level IA increases to 60% for the CEO.  A new level, IB, is created with a 50% maximum bonus level for the Chief Financial Officer and Chief Operating Officer. The Vice President of Flight Operations will move to Level I with a 30% maximum bonus opportunity.

Position	Level IA	Level IB	Level I	Level II	Level III
Maximum bonus as a % of base salary	60%	50%	30%	20%	10%

PERSONNEL POLICY &
	PROCEDURE MANUAL	Ref:	III-8
Subject:	Annual Management Bonus Plan	Date:	11/06/03
POLICY	PINNACLE AIRLINES, INC.	Page:	2 of 4

Bonus Payment Process

Bonuses will be paid based on the achievement of specific personal, unit and company performance goals.  Operating Unit Bonus Objectives will be established at the beginning of each quarter.  Personal Performance Objectives will be established at the start of every calendar year, and approved by two levels of management.  These objectives should be recorded on your performance appraisal document following the employee’s annual goal setting meeting with their manager.

All bonus payments will be made soon as practical after the financial statements for the relevant period are prepared, audited (annual only), and the Board of Directors has approved the bonus awards.

Bonus Payout Percentage

The percentage of the total bonus attributable to company performance, unit performance and personal performance shall be allocated according to the following schedule:

Percentage of Total
Bonus

Position	Level IA & Level l	Level II	Level III
Criteria Company Performance	70%	40%	30%
Organizational Unit	0%	30%	40%
Personal Performance	30%	30%	30%
Total	100%	100%	100%

PERSONNEL POLICY &
	PROCEDURE MANUAL	Ref:	III-8
Subject:	Annual Management Bonus Plan	Date:	11/06/03
POLICY	PINNACLE AIRLINES, INC.	Page:	3 of 4

Company Bonus Performance Payout Schedule

The component of the management bonus attributable to company performance shall be payable according to the following schedule.

Company Performance to Plan

% of Pretax Profit Achieved
	<80%	80%	85%	90%	95%	100%	>120%
% of Profit Bonus Awarded	0%	60%	70%	80%	90%	100%	110%

Proration of Management Bonus/Employee Transfers

Eligible employees who are promoted within an operating unit during the year will receive a pro-rata bonus award based upon individual goal achievement and positions held.

In the event of promotion and/or transfers between operating units, pro-rata bonus awards for eligible participants are calculated based on the individual goal achievement and the performance of each operating unit.

Approval and Payment of Annual Bonus Plan Award

The Compensation Committee shall have responsibility for administration of the Annual Management Bonus Plan.  It shall make recommendation to the Board of Directors for payment of annual bonuses.  The Compensation Committee shall be composed of the President and Chief Executive Officer, the Vice President and Chief Financial Officer and the Vice President of Human Resources.

The Compensation Committee shall review all recommendations for award of quarterly and yearly bonus payments.  The Compensation Committee shall submit its recommendations to the Board of Directors for final approval of bonus payment.

Discretionary Nature of Annual Bonus Plan

The Annual Management Bonus Plan is completely discretionary.  No legal rights or obligations are created by the Plan.  Accordingly, the Company may terminate the Plan or amend its provisions at any time, and no interest is created that can be assigned, encumbered, or transferred by an employee.  No rights in any specific funds or assets will exist by reason of the plan.

PERSONNEL POLICY &
	PROCEDURE MANUAL	Ref:	III-8
Subject:	Annual Management Bonus Plan	Date:	11/06/03
POLICY	PINNACLE AIRLINES, INC.	Page:	4 of 4

The Compensation Committee administers the Plan and has full power to adopt and enforce administrative rules and procedures, and has the power to make administrative interpretations.  The Compensation Committee with approval of the Board of Directors has the full power to decide substantive issues, to make adjustments to the Plan and to terminate the Plan.  Neither the members of the Compensation Committee, the Board of Directors, or any other person involved in administering the Plan or making decisions concerning bonuses will have any personal liability to any employee for any decision made in carrying out duties as outlined in the Plan.

Miscellaneous Administrative Matters

The Compensation Committee with the approval of the Board of Directors may approve a discretionary pro-rata bonus if active employment was terminated during the Plan year by death, disability, or retirement.

Employees who have been on Leave of Absence are eligible to participate if their unit qualifies and they meet personal performance criteria.  Employees who are eligible to receive payment of a bonus award, but did not receive that award due to being out on Leave of Absence at the time of bonus payout, will receive payout of their bonus only after they worked for a period of time equal to the number of days of their leave of absence, but in no instance shall the delay in payout of their bonus award exceed sixty (60) days following their return to work.  The eligible earnings used in bonus calculations includes base salary only.  It specifically excludes commissions, and any other incentive pay.

No provision in this plan may be construed to amend the at-will nature of employment with company, nor confer upon any employee a continued right of employment or employment for a specified term.